This Supplement to the Offer to Purchase disclosure document dated February 8, 2007 is being made available to shareholders of Shell Canada Limited in compliance with applicable U.S. securities laws.

Neither the U.S. Securities and Exchange Commission nor any securities commission of any state of the United States of America or any province or territory of Canada has approved or disapproved of this transaction or passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

March 5, 2007

SUPPLEMENT TO THE
SHELL INVESTMENTS LIMITED
a wholly-owned indirect subsidiary of

ROYAL DUTCH SHELL plc

OFFER TO PURCHASE FOR CASH

all of the Common Shares
of

SHELL CANADA LIMITED

not already held by Shell Investments Limited or its affiliates at a price of
Cdn. $45.00 per Common Share in Cash

The offer (the “Offer”) by Shell Investments Limited (the “Offeror”), a wholly-owned indirect subsidiary of Royal Dutch Shell plc (“RDS”) (which, for purposes of the U.S. securities Laws, is also a “bidder”), to purchase all of the issued and outstanding common shares (the “Common Shares”) in the capital of Shell Canada Limited (“Shell Canada”), including all Common Shares which may become outstanding on or after the date of this Offer and prior to the Expiry Time (as defined below) upon the exercise of Options (as hereinafter defined) or other rights to acquire Common Shares, but excluding Common Shares already held by the Offeror or its affiliates, will be open for acceptance until 8:00 p.m. (Toronto time), on March 16, 2007, unless the Offer is extended or withdrawn by the Offeror (the “Expiry Time”). The Offeror, together with its affiliates, holds as of the date hereof 643,308,858 Common Shares, representing approximately 78% of the currently issued and outstanding Common Shares.

The board of directors of Shell Canada (the “Board of Directors”), on the recommendation of a committee of independent directors of Shell Canada (the “Special Committee”), has concluded that the Offer is fair to holders of Common Shares other than the Offeror or its affiliates (“Shareholders”). The Board of Directors recommends that Shareholders accept the Offer and tender their Common Shares pursuant to the terms of this Offer. CIBC World Markets Inc., the independent valuator and financial advisor to the Special Committee, has provided an opinion to the Special Committee that the consideration under the Offer is fair, from a financial point of view, to Shareholders. The Board of Directors has informed the Offeror that the directors of Shell Canada intend to deposit pursuant to the terms of this Offer any outstanding Common Shares owned by them before the Expiry Time. For further information, see the accompanying Directors’ Circular.

For a discussion of important factors of the Offer, please see “Special Factors” starting on page 4.

Questions and requests for assistance may be directed to CIBC Mellon Trust Company (the “Depositary”), to Morgan Stanley Canada Limited or Scotia Capital Inc. (together, the “Dealer Managers”), or to Kingsdale Shareholder Services Inc. (the “Information Agent”). Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Dealer Managers, the Information Agent, or the Depositary at their respective addresses shown below.

The Dealer Managers for the Offer are:

Morgan Stanley Canada Limited
Suite 3700, 181 Bay Street
Toronto, Ontario
M5J 2T3

Telephone:
(416) 943-8400
Facsimile:
(416) 943-8320
For further information contact:
Matthew Hind

- and -

Scotia Capital Inc.
Suite 1800, Scotia Centre
700 – 2nd Street S.W.
Calgary, Alberta
T2P 2W1

Telephone:
(403) 213-7777
Facsimile:
(403) 298-4099
For further information contact:
David Baboneau

The Information Agent for the Offer is:

Kingsdale Shareholder Services Inc.
The Exchange Tower
130 King Street West, Suite 2950
P.O. Box 361, Toronto, Ontario

Shareholders Call Toll Free: (866) 851-4179 (English and French)
Banks and Brokers Call Collect: (416) 867-2272
E-mail: contactus@kingsdaleshareholder.com

The Depositary for the Offer is:

CIBC Mellon Trust Company
199 Bay Street
Commerce Court West
Securities Level
Toronto, Ontario, Canada
M5L 1G9

or

600 The Dome Tower
333 – 7th Avenue S.W.
Calgary, Alberta
T2P 2Z1

For Information Call:

Telephone: (416) 643-5500
Toll Free: (800) 387-0825
E-mail: inquiries@cibcmellon.com

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Offer is made for the securities of a Canadian issuer and while the Offer is subject to applicable disclosure requirements in Canada, Shareholders should be aware that such requirements are different from those in the United States. Financial information regarding Shell Canada included or referred to herein has been derived from publicly available financial statements which have been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of United States companies.

The enforcement by Shareholders of civil liabilities under United States federal securities Laws may be affected adversely by the fact that the Offeror is incorporated under the Laws of Canada and RDS is incorporated under the laws of England and Wales and that some or all of their respective officers and directors are resident outside the United States, that certain of the Dealer Managers, the Information Agent and the Depositary and most of the experts named in the Circular are residents of Canada, and that all or a substantial portion of the assets of the Offeror, RDS and said Persons may be located outside the United States. The enforcement by Shareholders of civil liabilities under United States federal securities Laws may also be affected adversely by the fact that Shell Canada is incorporated under the Laws of Canada, that some or all of its directors are residents of Canada and that all or a substantial portion of the assets of Shell Canada and said Persons may be located outside the United States.

Shareholders should be aware that the Offeror, RDS or their respective affiliates, directly or indirectly, may bid for or make purchases of Common Shares, or of any related securities of Shell Canada, during the period of the Offer, as permitted by applicable Canadian provincial or territorial Laws. See Section 12 of the Offer, “Market Purchases”.

Shareholders in the United States should be aware that the disposition of Common Shares by them pursuant to the Offer may have tax consequences both in Canada and in the United States. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 19 of the Circular, “Certain U.S. Federal Income Tax Considerations”.

FORWARD-LOOKING STATEMENTS

The Offer and Circular Supplement contains forward-looking statements concerning the financial condition, results of operations and businesses of RDS, the Offeror and the Shell Group. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations, assumptions and other factors and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning the potential exposure of RDS, the Offeror or the Shell Group to market risks and statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “objectives”, “outlook”, “probably”, “project”, “will”, “seek”, “target”, “risks”, “goals”, “should” and similar terms and phrases. There are a number of factors that could affect the future operations of RDS, the Offeror and the Shell Group and could cause those results to differ materially from those expressed in the forward-looking statements included in the Offer and Circular Supplement, including (without limitation): (a) price fluctuations in crude oil and natural gas; (b) changes in demand for the Shell Group’s products; (c) currency fluctuations; (d) drilling and production results; (e) reserve estimates; (f) loss of market and industry competition; (g) environmental and physical risks; (h) risks associated with the identification of suitable potential acquisition properties and targets, and successful negotiation and completion of such transactions; (i) the risk of doing business in developing countries and countries subject to international sanctions; (j) legislative, fiscal and regulatory developments including potential litigation and regulatory effects arising from recategorization of reserves; (k) economic and financial market conditions in various countries and regions; (l) political risks, project delay or advancement, approvals and cost estimates; and (m) changes in trading conditions. All forward-looking statements contained in the Offer and Circular Supplement are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Readers should not place undue reliance on forward-looking statements.

Each forward-looking statement speaks only as of the date of the Offer and Circular Supplement. None of RDS, the Offeror, or any member of the Shell Group undertakes any obligation publicly to update or revise any forward-looking statement as a result of new information, future events or other information. In light of these risks, results could differ materially from those stated, implied or inferred from the forward-looking statements contained in the Offer and Circular Supplement.

The following is a Supplement to the Offer to Purchase disclosure document comprised of the Offer and the Circular, dated February 8, 2007. This Supplement should be read in conjunction with the Offer, the Circular, Shell Canada’s Directors’ Circular (the “Directors’ Circular”), and the Supplement to the Directors’ Circular. Shareholders are urged to read the Offer, the Circular, the Directors’ Circular, the Supplement to the Directors’ Circular and this Supplement to the Offer and Circular in their entirety. Unless context requires otherwise, capitalized terms used herein out not defined herein have the respective meanings set out in the Offer and Circular.

I.  THE OFFER

4.	Conditions to the Offer (Offer, page 14)

The following will replace the second to last paragraph of Section 4 of the Offer in its entirety:

“The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror during the pendency of the Offer in its sole discretion at any time. The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time during the pendency of the Offer in its sole discretion, without prejudice to any other rights which the Offeror may have. Although RDS is deemed to be a bidder for U.S. securities law purposes, it may not assert and/or waive any of the foregoing conditions. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time by the Offeror during the pendency of the Offer. If the Offeror waives a material condition, it will extend the expiration date of the Offer, if necessary, so that the Offer will remain open for at least five days following the waiver (or longer if required under applicable Canadian laws). All conditions to the Offer, other than those involving the receipt of governmental approvals, must be satisfied or waived prior to taking up, purchasing or paying for the Common Shares.”

II.  SPECIAL FACTORS

7.	Purpose of, Alternatives to, Reasons for and Effects of the Offer and Plans for Shell Canada — Plans for Shell Canada and Effects of the Offer (Circular, page 29)

The first paragraph of Section 7 of the Circular is substituted with the following in its entirety:

“Upon completion of the Offer, and assuming the Offer results in the Offeror acquiring all of the Common Shares, each of the Offeror’s and RDS’s interest in the earnings and net book value of Shell Canada as of December 31, 2006, would increase from approximately 78% to 100%, which, in each case, represents an increase of $384 million and $2,116 million, respectively. For reporting purposes under IFRS and U.S. GAAP, RDS currently consolidates Shell Canada and records a minority interest. Accordingly, the Offeror and its shareholders will be the beneficiaries of any future increases in the value of Shell Canada and will bear the entire risk of all losses incurred in the operation of, and all decreases in the value of, Shell Canada. Shareholders will no longer have an equity interest in Shell Canada and will therefore cease to benefit from, and bear any of the risks incident to, ownership of an equity interest in Shell Canada.”

The third paragraph of Section 7 of the Circular is substituted with the following in its entirety:

“If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends: (i) to de-list the Common Shares from the TSX; (ii) to cause Shell Canada to cease to be a “reporting issuer” for purposes of relevant Canadian securities Laws; and (iii) to terminate the registration of Shell Canada under the U.S. Exchange Act such that Shell Canada will no longer be subject to the periodic reporting obligations tender offer regulations or securities ownership reporting obligation of the U.S. Exchange Act, or otherwise be subject to the U.S. federal securities Laws applicable to public companies. The effect of these actions will be that Shell Canada will no longer be required to file publicly, or provide to security holders or others, financial information or timely disclosure with respect to its business and affairs, Shell Canada, and that the liquidity and market value of any remaining Common Shares held by the public may be adversely affected. See Section 16 of this Circular, “Effect of the Offer on the Market for Common Shares; Stock Exchange Listing; and Public Disclosure by Shell Canada”. Shell Canada, however, will remain part of the RDS consolidated reporting group for U.S. Exchange Act purposes. For a further discussion of the effects of the Offer, please see Section 4 of this Circular, “Background to the Offer”.

11.	Fairness of the Proposed Transaction (Circular, page 31)

Section 11 of the Circular is substituted in its entirety with the following:

“The boards of directors of the Offeror and RDS believe that the Offer is fair to the unaffiliated Shareholders of Shell Canada. In reaching this conclusion, the Offeror and RDS noted the CIBC World Markets Valuation, the CIBC World Markets Fairness Opinion delivered to the Special Committee of the Board of Directors of Shell Canada, the recommendation of the Board of Directors and the factors being considered by, and the analyses and conclusions being made by, the Board of Directors and have expressly adopted these factors, analyses and conclusions, including the analyses and conclusions set forth in the Directors’ Circular Supplement under “Recommendation of the Special Committee and the Board of Directors”. See also Section 6 of this Circular, “Reasons to Accept the Offer”.

The transaction proposed herein does not require the approval of unaffiliated security holders of Shell Canada. Except as disclosed herein, none of RDS, the Offeror or Shell Canada is aware of any firm offer by an unaffiliated third party during the past two years with respect to a merger or consolidation of Shell Canada, the sale or other transfer of all or any substantial portion of the assets of Shell Canada, or a purchase of securities of Shell Canada that would enable such person to exercise control over Shell Canada.”

III.  THE CIRCULAR

30.	Financial Information (Circular, page 51)

The information set forth in Section 30 of the Circular is supplemented by the following:

The balance sheet information shown below as of December 31, 2005 and as of December 31, 2006 and the statement of operations data for the fiscal year ended December 31, 2005 and for the fiscal year ended December 31, 2006, which are set forth below, are derived from the unaudited consolidated financial statements of Shell Canada for the quarter and year ended December 31, 2006, included in Shell Canada’s Report on Form 6-K for the month of January 2007. All information is reported in Canadian dollars.

Summary Financial Information of Shell Canada Limited(a)

Consolidated Balance Sheet
(Canadian GAAP)
($ millions)
(unaudited)

		Dec. 31, 2005
	Dec. 31, 2006	(restated)(b)

Assets
Current assets	$2,912	$3,929
Non current assets	14,644	9,737
Total assets	17,556	13,666

Liabilities
Current liabilities	4,626	2,996
Noncurrent liabilities	3,350	2,471
Total liabilities	7,976	5,467

Shareholders’ Equity
Capital stock	530	524
Retained earnings	9,050	7,675
Total shareholders’ equity	9,580	8,199
Total liabilities and shareholders’ equity	17,556	13,666

Consolidated Statement of Earnings and Retained Earnings
(Canadian GAAP)
($ millions, except as noted)
(unaudited)

	Total Year
		2005
	2006	(restated)(b)

Total Revenues	$14,806	$14,394
Total Expenses	12,571	11,627

Earnings
Earnings before income tax	2,235	2,767
Total income tax	497	766
Earnings	1,738	2,001
Per common share (dollars)
Earnings — basic	2.11	2.43
Earnings — diluted	2.09	2.40
Common shares outstanding (millions — weighted average)	825	825

Earnings and Total Comprehensive Income
(U.S. GAAP)
($ millions, except as noted)
(unaudited)

Year
2005

Canadian GAAP earnings(b)	$2,001
GAAP Adjustments increase (decrease):	3
U.S. GAAP earnings attributable to common shareholders	2,004
Minimum liability adjustment net of tax	(82)
Other comprehensive income	1,922

Earnings
Per common share (dollars)
Earnings — basic	2.43
Earnings — diluted	2.40

(a)	Shell Canada does not prepare U.S. GAAP reconciliations to its Consolidated Statement of Cash Flows or to its Consolidated Balance Sheet based on the assessment that the differences are immaterial.

(b)	Change in Accounting Policy: Shell Canada adopted Emerging Issues Committee (EIC) Abstract 162 “Stock Based Compensation For Employees Eligible to Retire Before The Vesting Date” with prior period restatement as required. The EIC mandates that employees who are eligible to retire at the grant date, or will become eligible to retire during the vesting period, should have their stock-based compensation awards recognized at the earliest eligible retirement date.

The impact of this change resulted in a long-term incentive plan (LTIP) reduction in expense of $10 million for the year ended December 31, 2006 (2005 — $13 million increase in expense). These changes also resulted in corresponding increases/decreases to the Cash from Operating Activities section of the Consolidated Statement of Cash Flows. Earnings per common share are increased by 0.01 for the period ended December 31, 2006 (2005 — 0.01 decrease). On a diluted basis, earnings per common share are increased by 0.02 (2005 — 0.01 decrease).